Fushi Copperweld Reaches Litigation Settlement Agreement

Dalian, China, May 26, 2009 – Fushi Copperweld, Inc., (the “Company” or “Fushi”) (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced that it has entered into a settlement agreement and an escrow agreement with Kuhns Brothers whereby both parties have agreed to settle and resolve the dispute between both parties.

The total amount Kuhns Brothers can recover from the Company is $7.0 million and the judgment shall be satisfied by January 15, 2010.  Under the terms of this settlement agreement, the Company shall (i) deliver to Kuhns Brothers the cash component of an escrow account in the amount of USD$1.0 million plus accrued interest (the “Escrow Assets”), (ii) deliver to Kuhns the stock component of the Escrow Assets comprised of 100,000 shares of the Company’s common stock, and (iii) deposit a certificate for 2.2 million shares of the Company’s common stock into a newly established escrow account with Continental Stock Transfer & Trust (the “Escrow Shares”) along with an executed stock power in blank, pursuant to the escrow agreement.  The parties agreed to deposit a total of 2.2 million shares of common stock in the event of a potential decline in the Company’s stock price.  However, Kuhns can only receive proceeds from the sale of such number of Escrow Shares necessary to satisfy the $7.0 million judgment, after reducing the judgment by the Escrow Assets.  Any Escrow Shares remaining after full satisfaction of the Judgment shall be released to the Company and cancelled.

The Company has already accrued $7.2 million for this litigation settlement as a contingent liability in the second quarter of 2008 and allocated the amount between equity and expenses accordingly. The Company reaffirms comfort with its second quarter adjusted fully diluted EPS estimate of $0.21-$0.25 and that its profitability on an adjusted EPS basis, will improve sequentially throughout 2009.

Mr. Li Fu, Chairman and Chief Executive Officer of Fushi Copperweld, commented, “We are pleased to put this matter behind us and continue to concentrate on the execution of our strategic initiatives for growth.  We remain optimistic about the overall health of the bimetallic industry as well as the prospects for our company.”

This settlement is described in greater detail in the Company’s current report on Form 8-K that has been filed with the SEC today.

About Fushi Copperweld, Inc.
Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co,, Ltd., and Copperweld Bimetallics, LLC, is the leading manufacturer and innovator of copper cladded bi-metallic engineered conductor products used in the electrical, telecommunications, transportation, utilities and industrial industries.  With extensive design and production capabilities and a long-standing dedication to customer service, Fushi-Copperweld, Inc. is the preferred choice bi-metallic products world-wide.  For more information, visit: www.fushicopperweld.com.

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contact Information:

Nathan Anderson
Vice President of Investor Relations
Fushi Copperweld,Inc.
Email: IR@fushicopperweld.com
Tel: (+1) 931.433.0482

Bill Zima
ICR Inc.
Tel: 203-682-8200